Exhibit 10.2

REVOLVING CREDIT NOTE

$100,000	July 13, 2007

FOR VALUE RECEIVED and intending to be legally bound, the undersigned, GEM SOLUTIONS, INC., a Delaware corporation, (“Borrower”), promises to pay on the Maturity Date, in lawful money of the United States of America, to the order  FEQ GAS, LLC, a Delaware limited liability company (“Lender”), at 111 Presidential Blvd., Suite 158, Bala Cynwyd, Pa. 19004, the maximum aggregate principal sum of One Hundred Thousand Dollars ($100,000) or such lesser sum which represents the principal balance outstanding as advances pursuant to the provisions of that certain Loan and Security Agreement dated the date hereof, between Borrower and Lender (as it may be supplemented, restated, superseded, amended or replaced from time to time, “Loan Agreement”).  The outstanding principal balance hereunder shall be payable in accordance with the terms of the Loan Agreement.  The actual amount due and owing from time to time hereunder shall be evidenced by Lender’s records of receipts and disbursements with respect to the Revolving Credit, which shall be conclusive evidence of the amount.  All capitalized terms used herein without further definition shall have the respective meanings ascribed thereto in the Loan Agreement.

Borrower further agrees to pay interest on the outstanding principal balance hereunder from time to time at the per annum rate set forth in the Loan Agreement.  Interest shall be calculated on the basis of a year of 365 days and charged for the actual number of days elapsed, and shall be due and payable as set forth in the Loan Agreement.

This Revolving Credit Note is that certain “Note” referred to in the Loan Agreement.

If an Event of Default occurs and is continuing under the Loan Agreement, the unpaid principal balance of this Revolving Credit Note along with all accrued and unpaid interest and unpaid Expenses shall become, or may be declared, immediately due and payable as provided in the Loan Agreement.  The obligations evidenced by this Revolving Credit Note are secured by the Collateral.

This Revolving Credit Note may be prepaid at any time in whole or in part.

Borrower hereby waives protest, demand, notice of nonpayment and all other notices in connection with the delivery, acceptance, performance or enforcement of this Revolving Credit Note.

This Revolving Credit Note shall be governed by and construed in accordance with the substantive laws of the State of Delaware.  The provisions of this Revolving Credit Note are to be deemed severable and the invalidity or unenforceability of any provision shall not affect or impair the remaining provisions of this Revolving Credit Note which shall continue in full force and effect.  No modification hereof shall be binding or enforceable against Lender unless approved in writing by Lender.

IN WITNESS WHEREOF, and intending to be legally bound hereby, Borrower has executed these presents the day and year first above written.

GEM SOLUTIONS, INC.

By:	/s/ John E. Baker
Name:	/s/ John E. Baker
Title:	C.E.O.